Exhibit 99.1

Joint News Release

Kerr-McGee Corporation	Stone Energy Corporation

Kerr-McGee and Stone Energy
Announce Exploration Agreement

        Oklahoma City and Lafayette, La., Oct. 19, 2004 – Kerr-McGee Oil & Gas Corp., a wholly owned affiliate of Kerr-McGee Corp. (NYSE: KMG), and Stone Energy Corp. (NYSE: SGY) have entered into exploration agreements covering interests in 30 leases held by Kerr-McGee in the Gulf of Mexico. Under the terms of the agreements, Stone acquires working interests ranging from 16.67% to 50%, while Kerr-McGee remains operator and retains working interests from 50% up to 75%. In addition, Stone will participate with Kerr-McGee in at least six exploratory wells in the Gulf of Mexico through the end of 2005.

        Stone has committed approximately $50 million to cover its share of costs to date and future drilling commitments.

        “Our Gulf of Mexico strategy includes forming joint ventures, like these agreements with Stone Energy, that offer favorable terms for our company and allow us to leverage our exploratory drilling dollars across a broader range of prospects,” said Dave Hager, Kerr-McGee senior vice president responsible for oil and gas exploration and production. “We retain appropriate interests in these prospects to realize meaningful impact when successful. Our team is among the industry’s best in offshore exploration and production and this agreement demonstrates Stone Energy’s support of our exploration and production efforts.”

        “This joint venture represents the first major step in implementing Stone’s augmented growth strategy to diversify from the conventional Gulf of Mexico shelf,” said David H. Welch, Stone’s president and chief executive officer. “We are fortunate and excited to participate in the deepwater environment with such a reputable, experienced and successful company as Kerr-McGee. This agreement is an ideal vehicle for Stone’s entry into higher-potential prospects. This portfolio of opportunities spreads the geologic risk across the flex trend, emerging basins and the deep shelf. Additionally, these prospects all meet the risk mitigation criteria we have developed to improve the probability of value creation as we pursue our focused diversification strategy.”

        The agreements cover several identified deepwater and deep shelf prospects, including the Kerr-McGee-operated Essex prospect in Mississippi Canyon blocks 23, 24 and 25. Kerr-McGee retains a 65% working interest, while Stone acquires a 35% working interest in the Essex prospect, which is currently drilling. Kerr-McGee estimates its resource range is 40 million to 150 million barrels of oil equivalent (BOE).

        Kerr-McGee’s Kung Pao prospect, located in Garden Banks block 171, also is part of the agreement. Kerr-McGee and Stone each holds a 50% working interest in the prospect, with Kerr-McGee as operator. The companies expect to spud Kung Pao in the fourth quarter of 2004. Kerr-McGee estimates the resource range is 20 million to 100 million BOE. The Kerr-McGee-operated Fawkes prospect in Garden Banks block 303 also is expected to spud in the fourth quarter. Kerr-McGee estimates its resource range is 25 million to 50 million BOE. Stone acquires a 16.67% working interest in Fawkes. Kerr-McGee retains a 50% working interest. The Kung Pao and Fawkes prospects are potential satellite tiebacks to the Baldpate facility located on Garden Banks block 260.

        In addition to the six-well commitment, Kerr-McGee and Stone expect to participate on several other opportunities during the next two years. The majority of the blocks covered in the agreements are located in the Garden Banks and Green Canyon areas of the deepwater gulf. The deep shelf leases are located in the areas of Grand Isle, Ship Shoal, South Timbalier, Vermilion and South Marsh Island.

        Kerr-McGee Corp. is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, La., and is engaged in the acquisition and subsequent exploration, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains.

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        Statements in this news release regarding the companies’ or managements’ intentions, beliefs or expectations, or that otherwise speak to future events, including drilling expectations, prospects and estimated resource range are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “expect,” “estimate,” “future,” “next,” “is expected,” “will,” or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, the price of oil and gas, drilling risks, uncertainties in interpreting engineering data, demand for consumer products for which the companies’ oil and gas business supplies raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee and/or Stone Energy operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the respective companies’ Annual Reports on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results, developments and resources may differ materially from those expressed or implied in this news release.

        The U S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this release, such as “estimated resource range,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from the companies’ websites or you also can obtain these forms from the SEC by calling 1-800-SEC-0330.

Kerr-McGee Contacts:
Media	Debbie Schramm Direct: 405-270-2877 Pager: 1-888-734-8294 dschramm@kmg.com	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com
Investors	Rick Buterbaugh Direct: 405-270-3561
Stone Energy Contact:	James H. Prince Direct: 337-237-0410 Fax: 337-237-0426 princejh@StoneEnergy.com

Deep Water Working Interests
Block	Stone	KM
Garden Banks 171	50%	50%
Garden Banks 173 *	33%	67%
Garden Banks 303	16.67%	50%
Green Canyon 766	25%	75%
Green Canyon 810	25%	75%
Garden Banks 449	50%	50%
Garden Banks 450	50%	50%
Garden Banks 493	50%	50%
Garden Banks 494	50%	50%
Mississippi Canyon 23	35%	65%
Mississippi Canyon 24	35%	65%
Mississippi Canyon 25	35%	65%
Deep Shelf Working Interests
Grand Isle 10	50%	50%
Ship Shoal 214 **	TBD	TBD
Ship Shoal 217	25%	75%
Ship Shoal 231	25%	75%
Ship Shoal 232 **	TBD	TBD
Ship Shoal 233 **	TBD	TBD
Ship Shoal 237	25%	75%
Ship Shoal 238 **	TBD	TBD
Ship Shoal 239 **	TBD	TBD
Ship Shoal 255	25%	75%
Ship Shoal 256	25%	75%
Ship Shoal 257	25%	75%
Ship Shoal 264	25%	75%
Ship Shoal 298	25%	75%
Ship Shoal 317	25%	75%
South Timbalier 309	25%	75%
Vermilion 378	50%	50%
South Marsh Island 182	50%	50%

*	Kerr-McGee was the high bidder of this block at the recent Gulf of Mexico lease sale #192. Award of this block is subject to the approval of the U.S. Interior Department's Minerals Management Service.
**	Subject to preferential rights of existing partners
TBD	To be determined